The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated February 21, 2014

Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013 and the Prospectus Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038
$[•] Callable Contingent Coupon Notes due March 3, 2016 Linked to the Common Stock of lululemon athletica inc. Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	February 27, 2014

Issue Date:	March 4, 2014

Final Valuation Date*:	February 29, 2016

Maturity Date**:	March 3, 2016

Reference Asset:	The Common Stock of lululemon athletica inc. (Bloomberg ticker symbol “LULU UW<Equity>”).

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Contingent Coupon:

On each quarterly Contingent Coupon Payment Date, unless the Notes have been previously redeemed (pursuant to the “Early Redemption at the Option of the Issuer” provision), you will receive a quarterly contingent coupon equal to 3.125% (12.50% per annum) of the principal amount of your Notes if and only if the Closing Price of the Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Price.  If the Closing Price of the Reference Asset on a quarterly Valuation Date is less than its Coupon Barrier Price, you will not receive a contingent coupon on the related quarterly Contingent Coupon Payment Date, and if the Closing Price of the Reference Asset is less than its Coupon Barrier Price on all Valuation Dates, you will not receive any contingent coupon payments over the term of the Notes.

Valuation Dates:

Quarterly, on May 27, 2014, August 27, 2014, November 28, 2014, February 27, 2015, May 27, 2015, August 27, 2015, November 27, 2015 and the Final Valuation Date, subject to postponement for certain market disruption events.

Contingent Coupon Payment Dates:***

The contingent coupon payment date for any Valuation Date will be the fifth Business Day after such Valuation Date, except that the contingent coupon payment date for the Final Valuation Date will be the Maturity Date.

Early Redemption at the Option of the Issuer:

The Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price set forth below on any quarterly Contingent Coupon Payment Date, provided the Issuer gives at least five Business Days’ prior written notice to the trustee.  If the Issuer exercises its redemption option, the quarterly Contingent Coupon Payment Date on which the Issuer so exercises the redemption option will be referred to as the “Early Redemption Date”.

Redemption Price:

If the Issuer exercises its redemption option, you will receive on the applicable Early Redemption Date a cash payment equal to 100% of the principal amount of your Notes together with any Contingent Coupon payment that may be due on such date.

Physical Settlement at the Option of the Issuer:

If a Knock-In Event occurs AND we have elected to exercise our physical settlement option, you will receive on the Maturity Date an amount of shares of the Reference Asset equal to the Physical Delivery Amount (and, if applicable, a cash payment in respect of the Fractional Share Amount) as described below under “Payment at Maturity”.

[Terms of Notes continue on next page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.75%	98.25%
Total	$[•]	$[•]	$[•]	$[•]

†Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $950.00 and $969.20 per Note.   The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-1 of this preliminary pricing supplement.

‡ Barclays Capital Inc. will receive commissions from the Issuer equal to 1.75% of the principal amount of the notes, or $17.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes Continued

Payment at Maturity:

If your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions, you will receive (subject to our credit risk) on the Maturity Date, in addition to any Contingent Coupon that may be due on such date, a payment determined as follows:

¡      If a Knock-In Event does not occur, you will receive a cash payment of $1,000 per $1,000 principal amount Note;

¡      If (i) a Knock-In Event occurs AND (ii) we have not elected to exercise our physical settlement option, you will receive an amount in cash calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 x Reference Asset Return]

¡      If (i) a Knock-In Event occurs AND (ii) we have elected to exercise our physical settlement option, you will receive (a) an amount of shares of the Reference Asset equal to the Physical Delivery Amount and (b) a cash payment equal to the Fractional Share Amount times the Final Price

If a Knock-In Event occurs, you will lose some or all of the principal amount of your Notes. If a Knock-In Event occurs and we have not elected to exercise our physical settlement option, the portion of your principal that you receive at maturity will be fully exposed to any decline from the Initial Price to the Final Price. If a Knock-In Event occurs and we have exercised our physical settlement option, the market value of the shares of the Reference Asset that you receive is expected to be substantially less than the value of your original investment.

Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:****	$ [•], which is the Closing Price of the Reference Asset on the Initial Valuation Date

Final Price:****	The Closing Price of the Reference Asset on the Final Valuation Date

Coupon Barrier Price****:	$[•], the Initial Price multiplied by not more than 69.00%, rounded to the nearest cent

Knock-In Barrier Price:****	$ [•] , the Initial Price multiplied by not more than 69.00%, rounded to the nearest cent
Knock-In Event:	A Knock-In Event occurs if, as determined by the Calculation Agent, the Final Price of the Reference Asset is less than the Knock-In Barrier Price.
Physical Delivery Amount:****	[•], which is a number of shares of the Reference Asset equal to $1,000 divided by the Initial Price, rounded down to the nearest whole number.
Fractional Share Amount:****	[•], which is equal to the number of fractional shares of the Reference Asset resulting from dividing $1,000 by the Initial Price.
Closing Price:

With respect to the Reference Asset on a Trading Day, the official closing price per share of the Reference Asset as displayed on Bloomberg Professional® service page “LULU UW<Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of the Reference Asset will be based on the alternate calculation as described in “Reference Assets—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Trading Day:

A day, as determined by the Calculation Agent, on which the primary exchange or market of trading for shares of the Reference Asset are open for trading and trading is generally conducted on such market or exchange.

Business Day:

Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally, are authorized or obligated by law or executive order to close.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741J6P9 / US06741J6P91

*

Subject to postponement in the event of a market disruption event, as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement and “Selected Purchase Considerations—Market Disruption Events and Adjustments” below.

**

Subject to postponement in the event of a market disruption event as described under “Terms of the Notes—Maturity Date”, “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

***

If such day is not a Business Day, payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date.  No additional interest will accrue as a result of delayed payment.

****	Subject to adjustment as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Initial Valuation Date”) based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-1

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES

Hypothetical Examples of Quarterly Contingent Coupon Payments that May Be Payable During the Term of the Notes

The payment of a quarterly Contingent Coupon on any quarterly Contingent Coupon Payment Date will be dependent on the Closing Price of the Reference Asset on the related Valuation Date relative to its Coupon Barrier Price. If the Closing Price of the Reference Asset on a Valuation Date is less than its Coupon Barrier Price, then there will not be a quarterly Contingent Coupon made on the corresponding quarterly Contingent Coupon Payment Date.  Alternatively, if the Closing Price of the Reference Asset on such Valuation Date is greater than or equal to its corresponding Coupon Barrier Price, then a quarterly Contingent Coupon will be made on the corresponding quarterly Contingent Coupon Payment Date.  If the Closing Price of the Reference Asset on each Valuation Date is less than its Coupon Barrier Price, then no quarterly Contingent Coupon Payments will be made over the term of the Notes.  If the Issuer exercises the “Early Redemption at the Option of the Issuer”, then no Contingent Coupons will be payable following the date of such exercise.

Quarterly Contingent Coupon Calculations

Step 1:  Determine Whether the Closing Price of the Reference Asset on the Valuation Date is Greater than or Equal to its Coupon Barrier Level.

The Calculation Agent will take the Closing Price of the Reference Asset on the Valuation Date and evaluate it relative to its Coupon Barrier Price (that is, whether the Closing Price on that day is greater than or equal to its applicable Coupon Barrier Price).  If the Closing Price of the Reference Asset is greater than or equal to its Coupon Barrier Price, a quarterly Contingent Coupon will be due (as calculated in Step 2 below) and payable on the corresponding quarterly Contingent Coupon Payment Date.   If the Closing Price of the Reference Asset is less than the Coupon Barrier Price of such Reference Asset, then no quarterly Contingent Coupon will be due on the corresponding quarterly Contingent Coupon Payment Date.

Step 2: Calculate the Quarterly Contingent Coupon Payment, if Any:

If on the respective Valuation Date, the Closing Price of the Reference Asset is greater than or equal to its Coupon Barrier Price, we will pay a quarterly Contingent Coupon equal to 3.125% (12.50% per annum) of the stated principal amount; otherwise no quarterly Contingent Coupon will be due on the corresponding quarterly Contingent Coupon Payment Date. The quarterly Contingent Coupon will be calculated as follows:

$1,000 x 3.125%= $31.25

No adjustments to the amount of the quarterly Contingent Coupon will be made in the event a quarterly Contingent Coupon

Payment Date is not a Business Day.  Payment will be made on the immediately following Business Day with the same force and effect as if  made on the specified date.

The tables and examples below illustrate the determination as to whether a quarterly Contingent Coupon will be made with respect to a series of eight hypothetical Valuation Dates.  The hypothetical examples set forth below are based on the following additional assumptions: a quarterly Contingent Coupon equal to 3.125% (12.50% per annum) of the stated principal amount; the Coupon Barrier Price is equal to 69.00% of the Initial Price; the Notes are held until the Maturity Date and the Issuer has not exercised the “Early Redemption at the Option of the Issuer”; and no Market Disruption Event with respect to the Reference Asset has occurred or is continuing on any Valuation Date, including the Final Valuation Date.  Numbers in the table and examples below have been rounded for ease of analysis. The examples below also do not take into account the effects of applicable taxes.

Table 1 During the Term of the Notes, On Certain Valuation Dates, the Closing Price of the Reference Asset has been Less Than its Coupon Barrier Price, and on Certain Valuation Dates, the Closing Price of the Reference Asset has been Greater than or Equal to its Coupon Barrier Price.  As a Result, During the Term of the Notes on Certain Valuation Dates a Quarterly Contingent Coupon Will Be Due (on the Related Contingent Coupon Payment Date) and On Other Valuation Dates, No Quarterly Contingent Coupon  Will Be Due.

Valuation Dates	Is the Closing Price of the Reference Asset Below its Coupon Barrier Price?[1]	Will a Contingent Coupon be Due on the related Contingent Coupon Payment Date?[2]	Contingent Coupon Payment (per $1,000 principal amount)[3]
First	No	Yes	$31.25
Second	Yes	No	$0.00
Third	Yes	No	$0.00
Fourth	No	Yes	$31.25
Fifth	Yes	No	$0.00
Sixth	No	Yes	$31.25
Seventh	Yes	No	$0.00
Eighth (Final Valuation Date)	No	Yes	$31.25

PPS-2

During the Term of the Notes, the Total Contingent Coupon Payments received per Note: $125.00

1The Coupon Barrier Price will be determined on the Initial Valuation Date and will not be greater than 69.00% of the Initial Price.

2 A quarterly Contingent Coupon will be due if the Closing Price of the Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Price.

3The quarterly Contingent Coupon payment per Note equals 3.125% (12.50% per annum) of the $1,000 principal amount.

Table 2 With Respect to Each Valuation Date, the Closing Price of the Reference Asset Has Been Greater than or Equal to its Coupon Barrier Price. This Example Illustrates the Maximum Possible Contingent Coupon Payments that Would be Due During the Term of the Notes.

Valuation Dates	Is the Closing Price of the Reference Asset Below its Coupon Barrier Price?[1]	Will a Contingent Coupon be Due on the related Contingent Coupon Payment Date?[2]	Contingent Coupon Payment (per $1,000 principal amount)[3]
First	No	Yes	$31.25
Second	No	Yes	$31.25
Third	No	Yes	$31.25
Fourth	No	Yes	$31.25
Fifth	No	Yes	$31.25
Sixth	No	Yes	$31.25
Seventh	No	Yes	$31.25
Eighth (Final Valuation Date)	No	Yes	$31.25

During the Term of the Notes, the Total Contingent Coupon Payments received per Note: $250.00

1The Coupon Barrier Price will be determined on the Initial Valuation Date and will not be greater than 69.00% of the Initial Price .

2 A quarterly Contingent Coupon will be due if the Closing Price of the Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Price.

3The quarterly Contingent Coupon payment per Note equals 3.125% (12.50% per annum) of the $1,000 principal amount.

Table 3 With Respect to Each Valuation Date, the Closing Price of the Reference Asset Has Been Less  than its Coupon Barrier Price. This Example Illustrates the Minimum Possible Contingent Coupon Payments that Would be Due During the Term  of the Notes, Which is $0.00.

Valuation Dates	Is the Closing Price of the Reference Asset Below its Coupon Barrier Price?[1]	Will a Contingent Coupon be Due on the related Contingent Coupon Payment Date?[2]	Contingent Coupon Payment (per $1,000 principal amount)[3]
First	Yes	No	$0.00
Second	Yes	No	$0.00
Third	Yes	No	$0.00
Fourth	Yes	No	$0.00
Fifth	Yes	No	$0.00
Sixth	Yes	No	$0.00
Seventh	Yes	No	$0.00
Eighth (Final Valuation Date)	Yes	No	$0.00

During the Term of the Notes, the Total Contingent Coupon Payments received per Note: $0.00

1The Coupon Barrier Price will be determined on the Initial Valuation Date and will not be greater than 69.00% of the Initial Price .

2 A quarterly Contingent Coupon will be due if the Closing Price of the Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier

Price.

3The quarterly Contingent Coupon payment per Note equals 3.125% (12.50% per annum) of the $1,000 principal amount.

PPS-3

Hypothetical Examples of Payments Due at Maturity Assuming a Range of Reference Asset Returns

The following table illustrates a hypothetical range of payments at maturity (excluding the final contingent coupon payment that may be due on the Notes) assuming a range of Reference Asset Returns.  The hypothetical examples set forth below are for illustrative purposes only.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The following examples do not take into account any tax consequences from investing in the Notes.  These examples also make the following assumptions:

¡                 Initial Price of the Reference Asset: $51.21

¡                 Knock-in Barrier Price: $35.33 (which is 69.00% of the assumed Initial Price set forth above, rounded to the nearest cent)

¡                 Physical Delivery Amount: 19 shares (which is equal to $1,000 divided by the assumed Initial Price set forth above, rounded down to the nearest whole share)

¡                 Fractional Share Amount: 0.52744 (which is the amount of fractional shares resulting from dividing $1,000 by the assumed Initial Price set forth above). In lieu of any fractional share amount that you would otherwise receive in respect of any Note, at maturity investors will receive an amount in cash equal to the value of such fractional share based on the Final Price.

¡                 The Notes are not redeemed by us prior to maturity, as described under “Early Redemption at the Option of the Issuer” on the cover page of this preliminary pricing supplement.

Final Price ($)	Reference Asset Return	Payment at Maturity (per $1,000 principal amount Note)*	Physical Delivery Amount (per $1,000 principal amount Note)	Cash Value of Fractional Share Amount (per $1,000 principal amount Note)

102.42	100.00%	$1,000.00	N/A	N/A
97.30	90.00%	$1,000.00	N/A	N/A
92.18	80.00%	$1,000.00	N/A	N/A
87.06	65.00%	$1,000.00	N/A	N/A
81.94	60.00%	$1,000.00	N/A	N/A
76.82	50.00%	$1,000.00	N/A	N/A
71.69	40.00%	$1,000.00	N/A	N/A
66.57	30.00%	$1,000.00	N/A	N/A
61.45	20.00%	$1,000.00	N/A	N/A
56.33	10.00%	$1,000.00	N/A	N/A
53.77	5.00%	$1,000.00	N/A	N/A
51.21	0.00%	$1,000.00	N/A	N/A
48.65	-10.00%	$1,000.00	N/A	N/A
46.09	-20.00%	$1,000.00	N/A	N/A
40.97	-30.00%	$1,000.00	N/A	N/A
35.85	-31.00%	$1,000.00	N/A	N/A
35.33	-40.00%	$600.00**	19***	$16.21
30.73	-50.00%	$500.00**	19***	$13.51
25.61	-60.00%	$400.00**	19***	$10.80
20.48	-65.00%	$300.00**	19***	$8.10
15.36	-80.00%	$200.00**	19***	$5.40
10.24	-90.00%	$100.00**	19***	$2.70
5.12	-100.00%	$0.00	0	$0.00

*                                          Excluding the final contingent coupon payment that may be due on the Notes.

**                                  Assumes that we have not elected to exercise our physical settlement option, as described on the cover page of this preliminary pricing supplement.

***                              Assumes that we have elected to exercise our physical settlement option at maturity and, as such, in lieu of a cash payment at maturity, investors will receive (per Note) a number of whole shares equal to $1,000 divided by the assumed Initial Price set forth above, rounded down to the nearest whole share. In addition, investors will receive the cash value of any fractional share amount.

PPS-4

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Reference Asset increases from an Initial Price of $51.21 to a Final Price of $56.33.

Because the Final Price is greater than the Knock-In Barrier Price, a Knock-In Event does not occur.  The investor will receive at maturity, in addition to the final Contingent Coupon, a cash payment of $1,000 per $1,000 principal amount Note.

Example 2: The Reference Asset decreases from an Initial Price of $51.21 to a Final Price of $40.97.

Although the Final Price is less than the Initial Price, the Final Price is above the Knock-In Barrier Price.  Because the Final Price is above the Knock-In Barrier Price, a Knock-In Event does not occur.  Accordingly, investor will receive at maturity, in addition to final Contingent Coupon, a cash payment of $1,000 per $1,000 principal amount Note.

Example 3: The Reference Asset decreases from an Initial Price of $51.21 to a Final Price of $25.61 (resulting in the occurrence of a Knock-In Event) and we do not exercise our option to physically settle the Notes.

Because the Final Price is less than the Knock-In Barrier Price, a Knock-In Event has occurred.  Accordingly, assuming that we have not exercised our option to physically settle the Notes, the investor receives a cash payment at maturity of $500.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return]

$1,000 + [$1,000 x -50.00%] = $500.00

Example 4: The Reference Asset decreases from an Initial Price of $51.21 to a Final Price of $25.61 (resulting in the occurrence of a Knock-In Event) and we exercise our option to physically settle the Notes.

Because the Final Price is less than the Knock-In Barrier Price, a Knock-In Event has occurred.  Accordingly, assuming that we exercise our option to physically settle the Notes, the investor receives at maturity (in addition to the final contingent coupon payment), for each $1,000 principal amount Note that they hold, 19 shares of the Reference Asset (equal to the Physical Delivery Amount) plus a cash payment of $13.51 (equal to the Fractional Share Amount times the Final Price).

SELECTED PURCHASE CONSIDERATIONS

•                Market Disruption Events and Adjustments—The Valuation Dates, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

o              For a description of what constitutes a market disruption event with respect to the Reference Asset as well as the consequences of that market disruption event, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

o                For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date. In such a case, the Maturity Date will be postponed by the same number of Business Days from but excluding the originally scheduled Final Valuation Date to and including the originally scheduled Maturity Date

•                  Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, except as described under “Non-U.S. Holders” below, if you did not purchase your Notes in the initial issuance of the Notes).  In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Asset.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal

PPS-5

income tax purposes.  In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes (subject to the discussion below regarding the receipt of shares of the Reference Asset at maturity) in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes.  Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.  However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent of the portion of the sale proceeds that relates to accrued Contingent Coupons that you have not yet included in ordinary income.  Any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations.  Moreover, in the event you receive shares of the Reference Asset upon the maturity of the Notes, such loss may be deferred (as described in the following paragraph).

If you receive shares of the Reference Asset upon the maturity of your Notes, it is not clear whether the receipt of shares of the Reference Asset should be treated as (i) a taxable settlement of the Notes followed by a purchase of the shares or (ii) a tax-free purchase of the shares pursuant to the original terms of the Notes.  Accordingly, you should consult your tax advisor about the tax consequences to you of receiving shares of the Reference Asset upon the maturity of your Notes.  If the receipt of the shares is treated as a taxable settlement of the Notes followed by a purchase of the shares, you should (i) recognize capital loss in an amount equal to the difference between the fair market value of the shares you receive at such time plus the Fractional Share Amount, if any, and your tax basis in the Notes, and (ii) take a basis in such shares in an amount equal to their fair market value at such time.  If, alternatively, the receipt of shares of the Reference Asset upon the maturity of your Notes is treated as a tax-free purchase of the shares, (i) the receipt of shares of the Reference Asset upon maturity of your Notes should not give rise to the current recognition of loss at such time, (ii) you should take a carryover basis in such shares equal to the basis you had in your Notes (determined as described below, less the basis attributable to a fractional share, if any), and (iii) if you receive the Fractional Share Amount upon the stock settlement of such Notes, you should recognize short-term capital loss equal to the difference between the amount of cash you receive and your tax basis in the fractional share.  In general, your tax basis in your Notes will be equal to the price you paid for the Notes.  Your holding period in the shares you receive upon the maturity of your Notes will begin on the day after you receive such shares.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in these preliminary terms is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN.  ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments.  As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Coupons (if any) that are paid on the Notes.  You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule.  In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss.  You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Asset that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Coupons to be made on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in these preliminary terms.

PPS-6

Non-U.S. Holders.  Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding.  If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Coupons it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.  Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.”  The Treasury Department has recently revised proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in current form, possibly treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). However, such withholding would potentially apply only to payments made after December 31, 2015 and only to a non-U.S. holder who acquires a Note after March 4, 2014.  Consequently, an initial purchaser of a Note will generally not be subject to this withholding tax.  However, such withholding tax could potentially apply to a holder that purchases a Note after March 4, 2014. We are not required to pay any additional amounts on account of any amounts withheld.  You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•                  “Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•                Your Investment in the Notes May Result in a Significant Loss; No Principal Protection—The Notes do not guarantee any return of principal.  If the Final Price of the Reference Asset is less than the Knock-In Barrier Price, a Knock-In Event will occur.  If a Knock-In Event occurs and we do not exercise our option to physically settle your Notes, the amount of your principal that you receive at maturity will be fully exposed to the decline of the Reference Asset from the Initial Price to the Final Price.  If a Knock-In Event occurs and we exercise our option to physically settle your Notes, you will receive an amount of shares of the Reference Asset with a market value that is expected to be substantially less than the Initial Price of your investment. As such, you may lose some or all of your investment in the Notes.

•                Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price on any quarterly Contingent Coupon Payment Date during the term of the Notes, provided the Issuer gives at least five Business Days’ prior written notice to the trustee. If the Issuer exercises its redemption option, you will receive on the applicable Early Redemption Date a cash payment equal to 100% of the principal amount of your Notes together with any Contingent Coupon that may be due on such date.  This amount may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No additional payments will be due after the Early Redemption Date.  The Issuer’s right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.  The Issuer’s election to redeem the Notes may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

PPS-7

•                You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, you will not receive more than the principal amount of your Notes, even if the Reference Asset Return is positive.  The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the Contingent Coupon payments, if any, paid during the term of the Notes.

•                Potential Return Limited to the Quarterly Contingent Coupon Payments—The return on the Note is limited to the quarterly Contingent Coupons payment(s), if any, that may be due during the term of the Notes.  You will not participate in any appreciation in the value of the Reference Asset. Moreover, a quarterly Contingent Coupon will not be due on any quarterly Contingent Coupon Payment Date if the Closing Price of Reference Asset is below its Coupon Barrier Price on the respective Valuation Date. As such, it is possible that you will not receive any Contingent Coupon payments during the term of the Notes.

•                  The Determination of Whether a Knock-In Event Occurs is Not Based on the Price of the Reference Asset at any Time Other than the Closing Price on the Final Valuation Date—A Knock-In Event occurs if the Final Price of the Reference Asset is below its Knock-In Barrier.  The determination of whether a Knock-In Event occurs is therefore not based on any price of the Reference Asset at any time other than the Closing Price on the Final Valuation Date.  If the price of the Reference Asset drops precipitously on the Final Valuation Date such that a Knock-In Event occurs, the value of the payment at maturity on your Notes that you receive (whether in the form of a cash payment or shares of the Reference Asset), if any, will be significantly less than it would have been had your payment at maturity been linked to the price of the Reference Asset at a time prior to such drop.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Holding the Notes is not the Same as Owning Directly the Reference Asset; No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Reference Asset would have.

•                  Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•                  Single Equity Risk—The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Reference Asset. We have not undertaken any independent review or due diligence of the issuer’s SEC filings or of any other publicly available information regarding the issuer.

•                  Historical Performance of the Reference Asset Should Not Be Taken as Any Indication of the Future Performance of the Reference Asset Over the Term of the Notes—The historical performance of the Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of the Reference Asset.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market.  The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes.  The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions.  The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

PPS-8

•                The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes. The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions (see “Many Economic and Market Factors Will Impact the Value of the Notes” below), and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes.  Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest. We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                  Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above under “We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest”, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes.  In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth and Investment Management, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients.  In doing so, Barclays Wealth and Investment Management will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions for any such sales.  The role of Barclays Wealth and Investment Management as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients.  Barclays Wealth and Investment Management is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you.  Barclays Wealth and Investment Management is acting solely as agent for Barclays Bank PLC.  If you are considering whether to invest in the Notes through Barclays Wealth and Investment Management, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover page of this pricing supplement), which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or

PPS-9

sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Contingent Coupons (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Coupons you receive on the Notes.  The outcome of this process is uncertain.  In addition, any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day and the factors set forth above, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                the expected volatility of the Reference Asset;

o                the time to maturity of the Notes;

o                the dividend rate, if any, on the Reference Asset;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-10

DESCRIPTION OF THE COMMON STOCK OF LULULEMON ATHLETICA INC.

According to publicly available information, lululemon athletica inc. (the “Company”) designs and retails athletic clothing. The Company produces fitness pants, shorts, tops and jackets for yoga, dance, running and general fitness. The Company serves customers throughout the world.

You are urged to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”.  Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.  Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the Company can be located by reference to its SEC file number: 001-33607 or its CIK Code: 0001397187.

The summary information above regarding the Company comes from the Company’s SEC filings. You are urged to refer to the SEC filings made by the Company and to other publicly available information (such as the Company’s annual report) to obtain an understanding of the Company’s business and financial prospects.  The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement.  We have not undertaken any independent review or due diligence of the Company’s SEC filings or of any other publicly available information regarding the Company.

Historical Performance of the Common Stock of lululemon athletica inc.

The following table sets forth the high and low intraday prices, as well as end-of-quarter Closing Prices, of the Common Stock of lululemon athletica inc. during the periods indicated below.  These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High (USD)	Quarterly Low (USD)	Quarterly Close (USD)
March 31, 2008	22.41	10.86	14.22
June 30, 2008	18.32	13.50	14.53
September 30, 2008	14.43	9.00	11.52
December 31, 2008	11.87	3.54	3.97
March 31, 2009	4.33	2.25	4.33
June 30, 2009	7.61	4.56	6.52
September 30, 2009	12.25	5.80	11.38
December 31, 2009	15.42	10.68	15.05
March 31, 2010	20.95	13.14	20.75
June 30, 2010	22.79	17.91	18.61
September 30, 2010	22.92	15.95	22.36
December 31, 2010	36.76	21.55	34.21
March 31, 2011	44.92	33.48	44.53
June 30, 2011	56.55	41.55	55.91
September 30, 2011	63.76	45.45	48.65
December 31, 2011	57.94	43.61	46.66
March 31, 2012	75.95	47.03	74.68
June 30, 2012	80.30	58.41	59.63
September 30, 2012	77.99	53.35	73.94
December 31, 2012	77.20	65.87	76.23
March 31, 2013	75.09	62.35	62.35
June 30, 2013	82.28	61.31	65.52
September 30, 2013	74.65	63.55	73.09
December 31, 2013	76.57	57.87	59.03
February 19, 2014*	59.60	44.53	51.21

* For the period commencing January 1, 2014 and ending on February 19, 2014

PPS-11

The following graph sets forth the historical performance of the Common Stock of lululemon athletica inc. based on daily Closing Prices from January 1, 2008 through February 19, 2014. The Closing Price of one share of the common stock of lululemon athletica inc. on February 19, 2014 was $51.21.

We obtained the historical trading price information set forth above from Bloomberg, L.P., without independent verification. The historical performance of the Reference Asset should not be taken as an indication of the future performance of the Reference Asset during the term of the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-12